For the semi-annual period ended (a) September 30, 2003
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on August 13,
2003. At such meeting the stockholders elected the entire slate of Class II Directors.


a)	Approval of Directors

			Affirmative	 Shares
			votes cast 	Withheld

 Robert H. Burns		6,428,543		251,683
 Douglas Tong Hsu		6,478,177		202,050
 David G.P. Scholfield	6,589,723		90,503